Exhibit 99.3

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS
               FOR THE FISCAL YEARS ENDED MARCH 31, 1997, 1996 AND 1995

     THE FOLLOWING DISCUSSION AND ANALYSIS CONTAINS FORWARD LOOKING STATEMENTS REGARDING FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES DISCUSSED BELOW IN THIS CURRENT
REPORT ON FORM 8-K UNDER "RISK FACTORS." ACTUAL EVENTS OR THE ACTUAL FUTURE RESULTS OF THE COMPANY MAY DIFFER MATERIALLY FROM ANY FORWARD LOOKING STATEMENT DUE TO SUCH RISKS AND UNCERTAINTIES.

OVERVIEW

     The Company is a leading international publisher, developer and distributor of interactive entertainment software. The Company currently focuses its publishing and development efforts on products designed for PCs and the Sony PlayStation console system. In selecting titles for acquisition or development, the Company pursues a balance between internally and externally developed titles, products based on proven technology and those based on newer technology, and PC and console products.

     Activision distributes its products worldwide through its direct sales force and through third party distributors and licensees. In addition, in November 1997 the Company acquired CentreSoft and NBG and significantly increased its worldwide distribution capabilities. Financial information as of and for the year ended March 31, 1997 has been restated to reflect the CentreSoft acquisition as a pooling of interests.

     The Company recognizes revenue from the sale of its products upon shipment. Subject to certain limitations, the Company permits customers to obtain exchanges within certain specified periods and provides price protection on certain unsold merchandise. Revenue from product sales is reflected after deducting the allowance for returns and price protection. With respect to license agreements which provide customers the right to multiple copies in exchange for guaranteed amounts, revenue is recognized upon delivery of the product master or the first copy. Per copy royalties on sales which exceed the guarantee are recognized as earned.

     Cost of goods sold related to console, PC and OEM net revenues represents the manufacturing and related costs of computer software and console games. Manufacturers of the Company's computer software are located worldwide and are readily available. Console CDs and cartridges are manufactured by the respective video game console manufacturers, Sony, Sega and Nintendo, who often require significant lead time to fulfill the Company's orders. Also included in cost of goods sold is the royalty expense related to amounts due developers, product owners and other royalty participants as a result of product sales. Various contracts are maintained with developers, product owners or other royalty participants which state a royalty rate, territory and term of agreement, among other items. Royalties and license fees prepaid in advance of a product's release are capitalized. Upon a product's release, prepaid royalties and license fees are charged to cost of goods sold based on the contractual royalty rate. Management evaluates the future realization of prepaid royalties quarterly and charges to cost of goods sold any amounts that management deems unlikely to be amortized at the contract royalty rate through product sales.

     Product development costs are accounted for in accordance with accounting standards which provide for the capitalization of certain software development costs once technological feasibility is established. The capitalized costs are then amortized on a straight-line basis over the estimated product life or on the ratio of current revenues to total projected revenues, whichever is greater. The software development costs that have been capitalized to date have been immaterial.

     As a result of the CentreSoft Management Buyout occurring in June 1996 and the commencement therefrom of CentreSoft's operations (See Note 3 to the Supplemental Consolidated Financial Statements contained in Exhibit 99.1 contained herein), results of operations for the fiscal year ended March 31, 1997 and the quarter ended June 30, 1997 versus the fiscal year ended March 31, 1996 and the quarter ended June 30, 1996, respectively, are not indicative of comparative combined results for the Company combined with CentreSoft for the two periods.

     The following table sets forth certain consolidated statements of operations data for the periods indicated as a percentage of total snet revenues and also breaks down net revenues by territory, platform and channel:


                                                                      YEARS ENDED MARCH 31, 1997
                                        -------------------------------------------------------------------------------------
                                                   1997                          1996                         1995
                                        --------------------------    -------------------------     -------------------------

STATEMENT OF OPERATIONS DATA:
     Net revenues                       $  154,644          100.0%   $    61,393          100.0%   $    40,669          100.0%
     Cost of goods sold                     87,121           56.3         21,749           35.4         21,293           52.4
                                     -------------       --------  -------------       --------  -------------       --------
          Gross profit                      67,523           43.7         39,644           64.6         19,376           47.6
                                     -------------       --------  -------------       --------  -------------       --------
     Operating expenses:
          Product development               18,195           11.8         17,505           28.5          7,274           17.9
          Sales and marketing               26,297           17.0         13,920           22.7         10,410           25.6
          General and administrative         7,718            5.0          4,404            7.2          3,366            8.3
          Amortization of intangible
           assets                            1,505            1.0          1,283            2.1          1,283            3.1
                                     -------------       --------  -------------       --------  -------------       --------
          Total operating expenses          53,715           34.8         37,112           60.5         22,333           54.9
                                     -------------       --------  -------------       --------  -------------       --------
     Operating income (loss)                13,808            8.9          2,532            4.1         (2,957)          (7.3)
     Other income:
          Interest income, net                 233            0.2          1,707            2.8          1,592            3.9
                                     -------------       --------  -------------       --------  -------------       --------
     Income (loss) before income taxes      14,041            9.1          4,239            6.9         (1,365)          (3.4)
     Income tax provision (benefit)          4,815            3.1         (1,291)          (2.1)           155            0.4
                                     -------------       --------  -------------       --------  -------------       --------
     Net income (loss)                  $    9,226            6.0%     $   5,530            9.0%   $    (1,520)          (3.7)%
                                     -------------       --------  -------------       --------  -------------       --------
                                     -------------       --------  -------------       --------  -------------       --------
NET REVENUES BY TERRITORY:
     North America                      $   64,184           41.5%   $    47,033           76.6%   $    29,492           72.5%
     Europe                                 80,372           51.9          6,501           10.6          7,574           18.6
     Japan                                   4,504            2.9          4,768            7.8          2,194            5.4
     Australia and Pacific Rim               4,719            3.1          2,948            4.8          1,409            3.5
     Latin America                             865            0.6            143            0.2              -              -
                                     -------------       --------  -------------       --------  -------------       --------
          Total net revenues            $  154,644          100.0%   $    61,393          100.0%   $    40,669          100.0%
                                     -------------       --------  -------------       --------  -------------       --------
                                     -------------       --------  -------------       --------  -------------       --------
NET REVENUES BY PLATFORM:
     Console                            $   56,900           36.8%  $      5,161            8.4%   $    26,069           64.1%
     PC                                     97,744           63.2         56,232           91.6         14,600           35.9
                                     -------------       --------  -------------       --------  -------------       --------
          Total net revenues            $  154,644          100.0%   $    61,393          100.0%   $    40,669          100.0%
                                     -------------       --------  -------------       --------  -------------       --------
                                     -------------       --------  -------------       --------  -------------       --------
NET REVENUES BY CHANNEL:
     Retailer/Reseller                  $  133,595           86.4%   $    46,192           75.2%   $    34,706           85.3%
     OEM                                    13,935            9.0         10,728           17.5          2,637            6.5
     Licensing, on-line and other            7,114            4.6          4,473            7.3          3,326            8.2
                                     -------------       --------  -------------       --------  -------------       --------
          Total net revenues            $  154,644          100.0%   $    61,393          100.0%   $    40,669          100.0%
                                     -------------       --------  -------------       --------  -------------       --------
                                     -------------       --------  -------------       --------  -------------       --------


RESULTS OF OPERATIONS - FISCAL YEARS ENDED MARCH 31, 1996 AND 1997

NET REVENUES

     Net revenues for the fiscal year ended March 31, 1997 increased 151.8% from $61.4 million to $154.6 million from the same period last year. This increase was attributable to a 36.6% increase in net revenues in North America from $47.0 million to $64.2 million, a 1,136.9% increase in net revenues in Europe from $6.5 million to $80.4 million, and a 62.1% increase in net revenues in the Australia and Pacific Rim territory from $2.9 million to $4.7 million. The increase in net revenues in Europe was attributable to the CentreSoft acquisition. Console net revenues increased 994.2% over the prior year to $56.9 million as a result of the CentreSoft acquisition and the initial release of BLOOD OMEN: LEGACY OF KAIN (PlayStation), MECHWARRIOR 2 (PlayStation and Saturn), POWER MOVE PRO WRESTLING (PlayStation) and TIME COMMANDO (PlayStation). PC net revenues increased by 73.8% over the prior year to $97.7 million primarily as a result of the initial release of MECHWARRIOR 2: MERCENARIES (Windows 95), INTERSTATE '76 (Windows 95), TIME COMMANDO (Windows 95), and QUAKE MISSION PACK NO. 1: SCOURGE OF ARMAGON (MS-DOS/Windows 95) and QUAKE MISSION PACK NO. 2: DISSOLUTION OF ETERNITY (MS-DOS/Windows 95), continued sales of MECHWARRIOR 2 (Windows 95/Macintosh), and the CentreSoft acquisition. North America, Europe and Australia net revenues increased as a result of the increases in PC and console revenues. Retailer/Reseller net revenues increased 189.2% from $46.2 million to $133.6 million primarily as a result of the CentreSoft aquisition.

     OEM net revenues increased 29.9% over the prior year to $13.9 million primarily due to revenues related to enhanced 3-D versions of MECHWARRIOR 2 (Windows 95) and MECHWARRIOR 2: MERCENARIES (Windows 95/D3D). OEM net revenues also included net revenues from INTERSTATE '76 (Windows 95), TIME COMMANDO (Windows 95) and DVD versions of SPYCRAFT (Windows 95) and MUPPET TREASURE ISLAND (Windows 95).

COST OF GOODS SOLD; GROSS PROFIT

     Gross profit as a percentage of net revenues decreased to 43.7% for the fiscal year ended March 31, 1997, from 64.6% for fiscal 1996. The decrease in gross profit as a percentage of net revenues is due to the increase in the sales mix of console net revenues versus PC net revenues and the increase in net revenues derived from distribution arrangements as opposed to publishing arrangements. Future determination of gross profit as a percentage of net revenues will be driven primarily by the mix of new PC and console products released by the Company during the applicable period, the mix of revenues related to publishing arrangements versus distribution arrangements during the applicable period, as well as the mix of internal versus external product development, the latter in each case resulting in lower gross profit margins.

OPERATING EXPENSES

     Product development expense for the year ended March 31, 1997 increased 4.0% from the same period last year from $17.5 million to $18.2 million while as a percentage of revenues, product development expense decreased from 28.5% to 11.8%. The increase in product development expense amount was due to the increased number of new products in development and the increased costs associated with the enhanced content and new technologies incorporated into such products. The impact of these increases, however, was partially offset by a decrease in the number of products in development that contain live action video, which generally have higher production costs. In addition, operating expenses as a percentage of net revenues decreased due in part to the change in mix of internally developed and externally developed products and increased revenues from distribution arrangements. The costs of internal product development are generally expensed as incurred prior to the product's release and are therefore reflected in operating expenses; the costs of acquired products are generally amortized against product unit sales or revenues following the release of the product and are identified as royalty expenses and are included in the cost of goods sold. During the 1997 fiscal year, products developed internally by Activision Studios accounted for a smaller portion of the overall number of new products released by the Company as compared to the 1996 fiscal year.

     Sales and marketing expenses for year ended March 31, 1997 increased 89.2% from the same period last year, from $13.9 million to $26.3 million. As a percentage of net revenues, sales and marketing expenses decreased from 22.7% to 17.0%. The increase in sales and marketing expenses was due to increased marketing and promotional activities necessary to release new titles in an increasingly competitive environment and the Company's expansion of its European and Japanese sales and marketing infrastructures. The decrease in sales and marketing as a percentage of net revenues was the result of the CentreSoft acquisition, whereby distributed products have less associated sales and marketing expenses than published products.

     General and administrative expenses for the year ended March 31, 1997 increased 75.0% from the same period last year, from $4.4 million to $7.7 million and decreased as a percentage of net revenues from 7.2% to 5.0%. The increase in general and administrative expenses amount was primarily due to the CentreSoft acquisition.

OTHER INCOME (EXPENSE)

     Interest income, net decreased to $233,000 for the fiscal year ended March 31, 1997, from $1,707,000 for the fiscal year ended March 31, 1996, as a result of interest expense incurred on CentreSoft debt prior to its acquisition by the Company, as well as the result of lower average cash and cash equivalent balances.

PROVISION FOR INCOME TAXES

     The Company's effective tax rate was 34.3% for the fiscal year ended March 31, 1997. During the fiscal year ended March 31, 1996, the Company recognized a tax benefit of $1.5 million due to a reduction in the Company's deferred tax asset valuation allowance. The reduction reflected the remaining portion of the Company's net operating loss carryforwards, the benefit from which could be recognized in the Company's provision for income taxes. During the fiscal year ended March 31, 1997, the Company recognized an additional $6.6 million reduction to the Company's deferred tax asset valuation allowance, relating to net operating loss carryforwards arising prior to the Company's reorganization, which were credited to additional paid-in capital in shareholders' equity and did not affect net income. The reductions in the valuation allowance during the years ended March 31, 1997 and 1996 resulted principally from the Company's assessment of the realizability of its deferred tax assets, based on recent operating history, as well as an assessment that operations will continue to generate taxable income. Realization of the deferred tax assets depends on the continued generation of sufficient taxable income prior to expiration of tax credits and loss carryforwards. Although realization is not assured, management believes it is more likely than not that the deferred tax asset of $5.7 million will be realized. The amount of deferred tax assets considered realizable, however, could be reduced in the future if estimates of future taxable income during the carryforward period are
reduced.   The provision for income taxes for the year ended March 31, 1995 represents foreign taxes withheld.

NET INCOME

For the reasons noted above, net income increased to $9.2 million for the year ended March 31, 1997, from $5.5 million for the year ended March 31, 1996.

RESULTS OF OPERATIONS - FISCAL YEARS ENDED MARCH 31, 1995 AND 1996

NET REVENUES

     Net revenues for the fiscal year ended March 31, 1996 increased 51.0% from $40.7 million to $61.4 million from the same period in the prior year. This increase was attributable to a 59.3% increase in net revenues in North America from $29.5 million to $47.0 million, a 118.2% increase in net revenues in Japan from $2.2 million to $4.8 million, a 107.1% increase in net revenues in the Australia and Pacific Rim territory from $1.4 million to $2.9 million, and was partially offset by a 14.5% decrease in net revenues in Europe from $7.6 million to $6.5 million. The overall increase in net revenues for fiscal 1996 was primarily the result of an increase in the release of new PC titles. PC net revenues increased by 284.9% over the prior year as a result of the initial release of MECHWARRIOR 2 (MS-DOS and Windows 95), MECHWARRIOR 2 EXPANSION PACK:
GHOST BEAR'S LEGACY (MS-DOS), ZORK NEMESIS (MS-DOS/Windows 95), SPYCRAFT: THE GREAT GAME (MS-DOS/Windows 95 and Macintosh), PITFALL: THE MAYAN ADVENTURE (Windows 95), EARTHWORM JIM (Windows 95) and five MIGHTY MORPHIN POWER RANGER titles (MS-DOS and Mac). The 80.1% decrease in console net revenues during the fiscal year was due to the Company's strategic change in its business emphasis from cartridge-based console systems to CD-based PC and console systems.

      On-line, OEM, licensing and other revenues increased over the prior year due to the Company's increased commitment to generating additional OEM revenues and the availability of several additional titles for the OEM market. OEM and licensing revenues during the 1996 fiscal year primarily were derived from sales and licenses of MECHWARRIOR 2 (MS-DOS, Windows 95 and an enhanced 3-D ATI version), EARTHWORM JIM (Windows 95), PITFALL: THE MAYAN ADVENTURE (Windows
95) and SHANGHAI: GREAT MOMENTS (MS-DOS and Windows 95).

     North America, Japan and Australia net revenues increased as a result of the increase in PC, OEM and licensing revenues discussed above. The decrease in Europe net revenues was attributable to a change from the publishing by the Company of its products under an exclusive guaranteed distribution agreement in fiscal 1995 to the publishing by the Company of its products directly to retailers and resellers in fiscal 1996, combined with the change of the Company's business emphasis from cartridge-based console systems to CD-based PC systems.

COST OF GOODS SOLD; GROSS PROFIT

     Gross profit as a percentage of net revenues increased to 64.6% for the fiscal year ended March 31, 1996, from 47.6% for the fiscal year ended March 31, 1995, as a result of an increase in PC CD-based net revenues. Net revenues from CD-based PC products generally yield a higher gross profit margin than net revenues from console products as a result of the costs of goods sold attributable to such PC products. The increase in gross profit also was due to the increase in on-line, OEM, licensing and other revenues, which also yield higher gross profit margins.

OPERATING EXPENSES

     Total operating expenses for the 1996 fiscal year increased 66.4% from $22.3 million to $37.1 million and increased as a percentage of net revenues from 54.9% to 60.5%. Product development expenses increased 139.7% from $7.3 million to $17.5 million and increased as a percentage of revenues from 17.9% to 28.5%. Product development expenses increased both in amount and as a percentage of net revenues due to the continued growth of the Company's product development departments, the increased number of products in product development, and the increased costs associated with enhanced production content and new technologies incorporated into such products.

     Sales and marketing expenses increased 33.7% from $10.4 million to $13.9 million, but decreased as a percentage of net revenues from 25.6% to 22.7%.
The increase in amount of sales and marketing expenses was the result of the marketing and promotional activity related to newly released titles, while the decrease in sales and marketing expenses as a percentage of revenues was due to the increase in net revenues.

     General and administrative expenses increased 29.4% from $3.4 million to $4.4 million, but decreased as a percentage of net revenues from 8.3% to 7.2%. The increase in the amount of general and administrative expenses was due to an increase in headcount related expenses.

OTHER INCOME (EXPENSE)

     Interest income increased to $1,707,000 for the fiscal year ended March 31, 1996, from $1,592,000 for the fiscal year ended March 31, 1995, as a result of higher yields earned on cash and cash equivalents.

NET INCOME (LOSS)

For the reasons noted above, net income increased to $5.5 million for the year ended March 31, 1996 from a net loss of $1.5 million for the year ended March 31, 1995.

QUARTERLY OPERATING RESULTS

     The Company's quarterly operating results have in the past varied significantly and will likely in the future vary significantly depending on
numerous factors, several of which are not under the Company's control.   See
"Risk Factors -- Fluctuations in Quarterly Results; Future Operating Results Uncertain; Seasonality." Accordingly, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

     The following table is a comparative breakdown of the Company's quarterly results for the immediately preceding eight quarters (amounts in thousands, except per share data):

                                                                 Quarter Ended
                              ---------------------------------------------------------------------------

                              June.     Sept.     Dec.      March     June      Sept.     Dec.      March
                               30,       30,       31,       31,       30,       30,       31,       31,
                              1995      1995      1995      1996      1996      1996      1996      1997
                              ----      ----      ----      ----      ----      ----      ----      -----
Net revenues                   $3,319   $18,448   $17,578   $21,648   $ 7,021   $29,557   $60,480   $57,586
Gross profit                    1,765    12,105    10,447    15,327     5,512    15,689    24,295    22,027
Operating income (loss)        (6,014)    2,366     1,573     4,607    (4,226)    2,137     8,288     7,609
Net income (loss)              (5,528)    2,765     1,948     6,345    (2,631)    1,421     5,320     5,116
Earnings (loss) per share      $(0.36)  $  0.17   $  0.12   $  0.39   $ (0.17)  $  0.07   $  0.29   $  0.27


LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash and cash equivalents decreased $3.9 million from $25.3 million at March 31, 1996 to $21.4 million at March 31, 1997. Approximately $4.8 million in cash and cash equivalents were used in operating activities during the year ended March 31,1997. Such operating uses of cash were primarily the result of increases in accounts receivable, inventories and prepaid software and license royalties. Such increases were offset partially by an increase in accounts payable.

     In addition, approximately $8.1 million in cash and cash equivalents were used in investing activities. Capital expenditures totaled approximately $4.2 million. In addition, $3.9 million was used in the CentreSoft management buyout, which occurred in June 1996, prior to CentreSoft's acquisition by the Company.

     Sources of cash from financing activities totaled $8.8 million for the year ended March 31, 1997 which included $2.2 million in proceeds from exercise of employee stock options and $1.6 million in borrowings on lines of credit.

     In October 1997, the Company increased its revolving credit and letter of credit facility (the "Facility") with its bank (the "Bank") from $5.0 million to $12.5 million. The Facility provides the Company the ability to borrow funds and issue letters of credit against eligible domestic accounts receivable up to $12.5 million. The Facility expires in September 1998. In addition, in September 1997, the Company entered into a $2.0 million line of credit agreement (the "Asset Line") with the Bank; drawings under the Asset Line are structured with 36 month repayment terms and the Asset Line of credit expires in September 1998. Borrowings under the Asset Line totaled $1.4 million as of September 30, 1997 with an effective lease borrowing rate of 8.3%.

     In June 1996, CentreSoft entered into a revolving credit facility (the "CentreSoft Facility") with its bank (the "CentreSoft Bank") for approximately $8 million. The CentreSoft Facility can be used for CentreSoft's working capital requirements. The CentreSoft Facility expires in June 2000. Borrowings under the CentreSoft Facility totalled $1.6 million as of March 31, 1997, with an effective borrowing rate of LIBOR + 3.5%.

      The Company's principal source of liquidity was $21.4 million in cash and cash equivalents. The Company uses its working capital to finance ongoing operations, including acquisitions of inventory and equipment, to fund the development, production, marketing and selling of new products, and to obtain intellectual property rights for future products from third parties.
Management believes that the Company's existing cash, together with the net proceeds of the Convertible Notes, and the proceeds available from the Facility, Asset Line and the CentreSoft Facility, will be sufficient to meet the Company's operational requirements for the forseeable future.

      In December 22, 1997, the Company completed a private placement of $60 million in convertible subordinated notes ("Convertible Notes"). The Convertible Notes have a 6.75% annual interest rate, are due in January 2005 and are convertible at any time prior to maturity into shares of the Company's Common Stock at $18.875 per share. Net proceeds from the issuance of the Convertible Notes was approximately $57.9 million. The Company intends to use such net proceeds to repay outstanding balances under its bank lines of credit, if any, to fund product development, to acquire third party publishing and distribution rights, to expand the Company's direct sales and marketing capabilities and for general corporate purposes. In addition, the Company may, when and if the opportunity arises, use an unspecified portion of the net proceeds to acquire businesses, products or technologies that it believes are of strategic importance. Pending such uses, the Company intends to invest the net proceeds in short-term money market and other market rate, investment-grade instruments.

      The Company's management currently believes that inflation has not had a material impact on continuing operations.

     Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 replaces Accounting Principles Board Opinion ("APB") No. 15 and simplifies the computation of earnings per share ("EPS") by replacing the presentation of primary EPS with a presentation of basic EPS. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from securities that could share in the earnings of the Company, similar to fully diluted EPS under APB No. 15. The Statement requires dual presentation of basic and diluted EPS by entities with complex capital structures. The Company will adopt SFAS No. 128 for the financial statements for the quarter ended December 31, 1997. The Company has determined the following impact of the implementation of SFAS No. 128:


                                                                       Fiscal Year ended March 31,
                                                                 ---------------------------------------
                                                                      1997           1996           1995
                                                                 ---------      ---------      ---------
     Earnings (loss) per share as reported                         $ 0.50       $   0.34    $    (0.10)
     Pro forma basic earnings per share                              0.52           0.36         (0.10)
     Pro forma diluted earnings per share                            0.50           0.34         (0.10)


     SFAS No. 130, "Reporting Comprehensive Income" is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 established standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company is evaluating the Statement's provisions to conclude how it will present comprehensive income it its financial statements, and has not yet determined the amounts to be disclosed. The Company will adopt SFAS No. 130 effective April 1, 1998.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report financial and descriptive information about reportable operating segments in annual financial statements and interim financial reports issued to stockholders. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. The Company is evaluating the new Statement's provisions to determine the additional disclosures required in its financial statements, if any. The Company will adopt SFAS No. 131 effect April 1, 1998.

                                  RISK FACTORS

     In connection with the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act"), the Company is hereby disclosing certain cautionary information to be used in connection with written materials (including this Report on Form 8-K) and oral statements made by or on behalf of its employees and representatives that may contain "forward-looking statements" within the meaning of the Litigation Reform Act. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The listener or reader is cautioned that all forward-looking statements are necessarily speculative and there are numerous risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The discussion below highlights some of the more important risks identified by management, but should not be assumed to be the only factors that could affect future performance. The reader or listener is cautioned that the Company does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management over time means that actual events are bearing out as estimated in such forward-looking statements.

     FLUCTUATIONS IN QUARTERLY RESULTS; FUTURE OPERATING RESULTS UNCERTAIN; SEASONALITY. The Company's quarterly operating results have varied significantly in the past and will likely vary significantly in the future depending on numerous factors, several of which are not under the Company's control. Such factors include, but are not limited to, demand for the Company's products and those of its competitors, the size and rate of growth of the interactive entertainment software market, development and promotional expenses relating to the introduction of new products, changes in computing platforms, product returns, the timing of orders from major customers, delays in shipment, the level of price competition, the timing of product introduction by the Company and its competitors, product life cycles, software defects and other product quality problems, the level of the Company's international revenues, and personnel changes. Products are generally shipped as orders are received, and consequently, the Company operates with little or no backlog. Net revenues in any quarter are, therefore, substantially dependent on orders booked and shipped in that quarter.

     The Company's expenses are based in part on the Company's product development and marketing budgets. Product development and marketing costs generally are expensed as incurred, which is often long before a product ever is released. In addition, a large portion of the Company's expenses are fixed. As the Company increases its development and marketing activities, current expenses will increase and, if sales from previously released products are below expectations, net income is likely to be disproportionately affected.

     Due to all of the foregoing, revenues and operating results for any future quarter are not predictable with any significant degree of accuracy. Accordingly, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

     The Company's business has experienced and is expected to continue to experience significant seasonality, in part due to consumer buying patterns. Net revenues and net income typically are significantly higher during the fourth calendar quarter, due primarily to the increased demand for consumer software during the year-end holiday buying season. Net revenues and net income in other quarters are generally lower and vary significantly as a result of new product introductions and other factors. For example, the Company's net revenues in its last six quarters were $57.6 million for the quarter ended March 31, 1997, $60.5 million for the quarter ended December 31, 1996, $29.6 million for the quarter ended September 30, 1996, $7.0 million for the quarter ended June 30, 1996, $21.6 million for the quarter ended March 31, 1996 and $17.6 million for the quarter ended December 31, 1995. The Company's net income (loss) for the last six quarters were $5.1 million for the quarter ended March 31, 1997, $5.3 million for the quarter ended December 31, 1996, $1.4 million for the quarter ended September 30, 1996, $(2.6 million) for the quarter ended June 30, 1996, $6.3 million for the quarter ended March 31, 1996 and $1.9 million for the quarter ended December 31, 1995. The Company expects its net revenue and operating results to continue to reflect significant seasonality.

     DEPENDENCE ON NEW PRODUCT DEVELOPMENT; PRODUCT DELAYS. The Company's future success depends on the timely introduction of successful new products to replace declining revenues from older products. If, for any reason, revenues from new products were to fail to replace declining revenues from older products, the Company's business, operating results and financial condition would be materially and adversely affected. In addition, the Company believes that the competitive factors in the interactive entertainment software marketplace create the need for higher quality, distinctive products that incorporate increasingly sophisticated effects and the need to support product releases with increased marketing, resulting in higher development, acquisition and marketing costs. The lack of market acceptance or significant delay in the introduction of, or the presence of a defect in, one or more products could have a material adverse effect on the Company's business, operating results and financial condition, particularly in view of the seasonality of the Company's business. Further, because a large portion of a product's revenue generally is associated with initial shipments, the delay of a product introduction expected near the end of a fiscal quarter may have a material adverse effect on operating results for that quarter.

     The Company has, in the past, experienced significant delays in the introduction of certain new products. The timing and success of interactive entertainment products remain unpredictable due to the complexity of product development, including the uncertainty associated with technological developments. Although the Company has implemented substantial development controls, there likely will be delays in developing and introducing new products in the future. There can be no assurance that new products will be introduced on schedule, or at all, or that they will achieve market acceptance or generate significant revenues.

     RELIANCE ON THIRD PARTY DEVELOPERS AND INDEPENDENT CONTRACTORS. The percentage of products published by the Company that are developed by independent third party developers has increased over the last several fiscal years. From time to time, the Company also utilizes independent contractors for certain aspects of internal product development and production. The Company has less control over the scheduling and the quality of work by third party developers and independent contractors than that of its own employees. A delay in the work performed by third party developers and independent contractors or poor quality of such work may result in product delays. Although the Company intends to continue to rely in part on products that are developed primarily by its own employees, the Company's ability to grow its business and its future operating results will depend, in significant part, on the Company's continued ability to maintain relationships with skilled third party developers and independent contractors. There can be no assurance that the Company will be able to maintain such relationships.

     UNCERTAINTY OF MARKET ACCEPTANCE; SHORT PRODUCT LIFE CYCLES. The market for entertainment systems and software has been characterized by shifts in consumer preferences and short product life cycles. Consumer preferences for entertainment software products are difficult to predict and few entertainment software products achieve sustained market acceptance. There can be no assurance that new products introduced by the Company will achieve any significant degree of market acceptance, that such acceptance will be sustained for any significant period, or that product life cycles will be sufficient to permit the Company to recoup development, marketing and other associated costs. In addition, if market acceptance is not achieved, the Company could be forced to accept substantial product returns to maintain its relationships with retailers and its access to distribution channels.
Failure of new products to achieve or sustain market acceptance or product returns in excess of the Company's expectations would have a material adverse effect on the Company's business, operating results and financial condition.

     PRODUCT CONCENTRATION; DEPENDENCE ON HIT PRODUCTS. A key aspect of the Company's strategy is to focus its development and acquisition efforts on selected, high quality entertainment software products. The Company derives a significant portion of its revenues from a relatively small number of high quality entertainment software products released each year, and many of these products have substantial production or acquisition costs and marketing budgets. During fiscal 1996 and 1997, one title accounted for approximately 49% and 13%, respectively, of the Company's consolidated net revenues. In addition, during fiscal 1997, one other title accounted for approximately 9% of the Company's consolidated net revenues. The Company anticipates that a limited number of products will continue to produce a disproportionate amount of revenues. Due to this dependence on a limited number of products, the failure of one or more of the Company's principal new releases to achieve anticipated results may have a material adverse effect on the Company's business, operating results and financial condition.

     The Company's strategy also includes as a key component developing and releasing products that have franchise value, such that sequels, enhancements and add-on products can be released over time, thereby extending the life of the property in the market. While the focus on franchise properties, if successful, results in extending product life cycles, it also results in the Company depending on a limited number of titles for its revenues. There can be no assurance that the Company's existing franchise titles can continue to be exploited as successfully as in the past. In addition, new products that the Company believes will have potential value as franchise properties may not achieve market acceptance and therefore may not be a basis for future releases.

     INDUSTRY COMPETITION; COMPETITION FOR SHELF SPACE. The interactive entertainment software industry is intensely competitive. Competition in the industry is principally based on product quality and features, the compatibility of products with popular platforms, company or product line brand name recognition, access to distribution channels, marketing effectiveness, reliability and ease of use, price and technical support. Significant financial resources also have become a competitive factor in the entertainment software industry, principally due to the substantial cost of product development and marketing that is required to support best-selling titles. In addition, competitors with broad product lines and popular titles typically have greater leverage with distributors and other customers who may be willing to promote titles with less consumer appeal in return for access to such competitor's most popular titles.

     The Company's competitors range from small companies with limited resources to large companies with substantially greater financial, technical and marketing resources than those of the Company. The Company's competitors currently include Electronic Arts, Lucas Arts, Microsoft, Sega, Nintendo, Sony, CUC, GT Interactive, Broderbund, Midway, Interplay, Virgin and Eidos, among many others.

     As competition increases, significant price competition, increased production costs and reduced profit margins may result. Prolonged price competition or reduced demand would have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, operating results and financial condition.

     Retailers typically have a limited amount of shelf space, and there is intense competition among entertainment software producers for adequate levels of shelf space and promotional support from retailers. As the number of entertainment software products increase, the competition for shelf space has intensified, resulting in greater leverage for retailers and distributors in negotiating terms of sale, including price discounts and product return policies. The Company's products constitute a relatively small percentage of a retailer's sales volume, and there can be no assurance that retailers will continue to purchase the Company's products or promote the Company's products with adequate levels of shelf space and promotional support.

     DEPENDENCE ON DISTRIBUTORS; RISK OF CUSTOMER BUSINESS FAILURE; PRODUCT RETURNS. Certain mass market retailers have established exclusive buying relationships under which such retailers will buy consumer software only from one intermediary. In such instances, the price or other terms on which the Company sells to such retailers may be adversely affected by the terms imposed by such intermediary, or the Company may be unable to sell to such retailers on terms which the Company deems acceptable. The loss of, or significant reduction in sales attributable to, any of the Company's principal distributors or retailers could materially adversely affect the Company's business, operating results and financial condition.

     Distributors and retailers in the computer industry have from time to time experienced significant fluctuations in their businesses and there have been a number of business failures among these entities. The insolvency or business failure of any significant distributor or retailer of the Company's products could have a material adverse effect on the Company's business, operating results and financial condition. Sales are typically made on credit, with terms that vary depending upon the customer and the nature of the product. The Company does not hold collateral to secure payment. Although the Company has obtained insolvency risk insurance to protect against any bankruptcy, insolvency or liquidation that occur to its customers, such insurance contains a significant deductible as well as a co-payment obligation, and the policy does not cover all instances of non-payment. In addition, the Company maintains a reserve for uncollectible receivables that it believes to be adequate, but the actual reserve that is maintained may not be sufficient in every circumstance. As a result of the foregoing, a payment default by a significant customer could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company also is exposed to the risk of product returns from distributors and retailers. Although the Company provides reserves for returns that it believes are adequate, and although the Company's agreements with certain of its customers place certain limits on product returns, the Company could be forced to accept substantial product returns to maintain its relationships with retailers and its access to distribution channels.
Product returns that exceed the Company's reserves could have a material adverse effect on the Company's business, operating results and financial condition.

     CHANGES IN TECHNOLOGY AND INDUSTRY STANDARDS. The consumer software industry is undergoing rapid changes, including evolving industry standards, frequent new platform introductions and changes in consumer requirements and preferences. The introduction of new technologies, including operating systems such as Microsoft's Windows 95, technologies that support multi-player games, and new media formats such as on-line delivery and digital video disks ("DVD"), could render the Company's previously released products obsolete or unmarketable. The development cycle for products utilizing new operating systems, microprocessors or formats may be significantly longer than the Company's current development cycle for products on existing operating systems, microprocessors and formats and may require the Company to invest resources in products that may not become profitable. There can be no assurance that the mix of the Company's future product offerings will keep pace with technological changes or satisfy evolving consumer preferences, or that the Company will be successful in developing and marketing products for any future operating system or format. Failure to develop and introduce new products and product enhancements in a timely fashion could result in significant product returns and inventory obsolescence and could have a material adverse effect on the Company's business, operating results and financial condition.

     LIMITED PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS; RISK OF LITIGATION. The Company holds copyrights on its products, manuals, advertising and other materials and maintains trademark rights in the Company name, the ACTIVISION logo, and the names of products owned by the Company. The Company regards its software as proprietary and relies primarily on a combination of trademark, copyright and trade secret laws, employee and third-party nondisclosure agreements, and other methods to protect its proprietary rights. Unauthorized copying is common within the software industry, and if a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, operating results and financial condition could be adversely affected. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. As is common in the industry, from time to time the Company receives notices from third parties claiming infringement of intellectual property rights of such parties. The Company investigates these claims and responds as it deems appropriate. Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business, operating results and financial condition. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, operating results and financial condition.

     Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In selling its products, the Company relies primarily on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. Further, the Company enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries.

     DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant extent on the performance and continued service of its senior management and certain key employees. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Specifically, the Company may experience increased costs in order to attract and retain skilled employees. Although the Company generally enters into term employment agreements with its skilled employees and other key personnel, there can be no assurance that such employees will not leave the Company or compete against the Company. The Company's failure to attract or retain qualified employees could have a material adverse effect on the Company's business, operating results and financial condition.

     RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS; CURRENCY FLUCTUATIONS. International sales and licensing accounted for 28%, 23% and 58% of the Company's total revenues in the fiscal years 1995, 1996 and 1997, respectively. The Company intends to continue to expand its direct and indirect sales, marketing and localization activities worldwide. Such expansion will require significant management time and attention and financial resources in order to develop adequate international sales and support channels. There can be no assurance, however, that the Company will be able to maintain or increase international market demand for its products. International sales are subject to inherent risks, including the impact of possible recessionary environments in economies outside the United States, the costs of transferring and localizing products for foreign markets, longer receivable collection periods and greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, difficulties and costs of staffing and managing foreign operations, and political and economic instability. There can be no assurance that the Company will be able to sustain or increase international revenues or that the foregoing factors will not have a material adverse effect on the Company's future international revenues and, consequently, on the Company's business, operating results and financial condition. The Company currently does not engage in currency hedging activities. Although exposure to currency fluctuations to date has been insignificant, there can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse impact on revenues from international sales and licensing and thus the Company's business, operating results and financial condition.

     RISK OF SOFTWARE DEFECTS. Software products such as those offered by the Company frequently contain errors or defects. Despite extensive product testing, in the past the Company has released products with defects and has discovered software errors in certain of its product offerings after their introduction. In particular, the PC hardware environment is characterized by a wide variety of non-standard peripherals (such as sound cards and graphics cards) and configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. There can be no assurance that, despite testing by the Company, errors will not be found in new products or releases after commencement of commercial shipments, resulting in a loss of or delay in market acceptance, which could have a material adverse effect on the Company's business, operating results and financial condition.

     RISK ASSOCIATED WITH ACQUISITIONS. The Company intends to integrate the operations of its recently acquired CentreSoft and NBG subsidiaries with its previously existing European operations. This process, as well as the process of managing two significant new operations, will require substantial management time and effort and could divert the attention of management from other matters. In addition, there is a risk of loss of key employees, customers and vendors of the newly acquired operations as well as existing operations as this process is implemented. There is no assurance that the Company will be successful in integrating these operations or that, if the operations are combined, there will not be adverse effects on its business.

     Consistent with its strategy to enhance distribution and product development capabilities, the Company intends to continue to pursue acquisitions of companies and intellectual propertly rights and other assets that can be acquired on acceptable terms and which the Company believes can be operated or exploited profitably. Some of these acquisitions could be material in size and scope. While the Company will continually be searching for appropriate acquisition opportunities, there can be no assurance that the Company will be successful in identifying suitable acquisitions. If any potential acquisition opportunities are identified, there can be no assurance that the Company will consummate such acquisitions or if any such acquisition does occur, that it will be successful in enhancing the Company's business or be accretive to the Company's earnings. As the entertainment software business continues to consolidate, the Company faces significant competition in seeking acquisitions and may in the future face increased competition for acquisition opportunities, which may inhibit its ability to complete suitable transactions. Future acquisitions could also divert substantial management time, could result in short term reductions in earnings or special transaction or other charges and may be difficult to integrate with existing operations or assets.

     The Company may, in the future, issue additional shares of Common Stock in connection with one or more acquisitions, which may dilute its shareholders, including investors in the offering. Additionally, with respect to most of its future acquisitions, the Company's shareholders may not have an opportunity to review the financial statements of the entity being acquired or to vote on such acquisitions.

     RISK OF CENTRESOFT VENDOR DEFECTIONS; VENDOR CONCENTRATION. The Company's recently acquired CentreSoft subsidiary performs software distribution services in the United Kingdom and, via export, in other European territories for a variety of entertainment software publishers, many of which are competitors of the Company. These services are generally performed under limited term contracts some of which provide for cancellation in the event of a change of control. While the Company expects to use reasonable efforts to retain these vendors, there can be no assurance that the Company will be successful in this regard. The cancellation or non-renewal of one or more of these contracts could have a material adverse effect on the Company's business, operating results and financial condition. Three of CentreSoft's vendors accounted for 17%, 6% and 5%, respectively, of CentreSoft's net revenues in fiscal year 1997.